Exhibit 16.2

BUBBLR, INC.

Changes in Registrant’s Certifying Accountant.

On May 7, 2024, our Company received a letter from the U.S. Securities and Exchange Commission (“Commission”) advising us that our auditor, BF Borgers CPA PC (“Former Accountant”), had been suspended from appearing or practicing before the Commission as an accountant pursuant to Rule 102(e) of the Commission’s Rules of Practice.

Accordingly, on May 8, 2024, we terminated our engagement of the Former Accountant, who is no longer our auditor.

We have already commenced our search for a new auditor.

The Former Accountant’s audit report for the fiscal years ended December 31, 2023 and 2022 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report on the financial statements of the Company for the fiscal years ended December 31, 2023 and 2022 contained an uncertainty about the Company’s ability to continue as a going concern.

For the years ended December 31, 2023 and 2022, and through the interim period ended March 31, 2024, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused them to make reference thereto in their reports on the financial statements for such periods.

For the fiscal years ended December 31, 2023 and 2022, and through the interim period ended May 7, 2024, there were the following “reportable events” ( as such term is defined in Item 304 of Regulation S-K) . As disclosed in Part II, Item 9A of the Company’s Form 10-K for the fiscal year ended December 31, 2023, the Company’s management determined that the Company’s internal controls over financial reporting were not effective as of the end of such period.

The Company’s internal controls have not been remediated as of the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2024

BUBBLR, INC.

By:	/s/ Timothy Burks
Timothy Burks
Chief Executive Officer